                             VOTING TRUST AGREEMENT

         THIS VOTING TRUST AGREEMENT (this "Agreement") is made and entered into as of the 31st day of January, 2002, by and among WellPoint Health Networks
Inc., a Delaware corporation (the "Company"), The Missouri Foundation For
Health, a Missouri non-profit corporation (the "Beneficiary"), and Wilmington
Trust Company, a Delaware corporation, as trustee (the "Trustee").

                                    RECITALS

         A. Pursuant to the terms of that certain Agreement and Plan of
Reorganization (the "Reorganization Agreement"), dated as of November 14, 2000, by and among Blue Cross and Blue Shield of Missouri, a Missouri non-profit health services corporation, RightCHOICE Managed Care, Inc., a Missouri corporation, the Beneficiary, and RightCHOICE Managed Care Inc., a Delaware
corporation ("New RightCHOICE"), the Beneficiary acquired 14,962,500 shares of common stock, par value $.01 per share, of New RightCHOICE (the "RightCHOICE
Common Stock"), representing approximately 80.1% of the issued and outstanding shares of RightCHOICE Common Stock as of such date.

         B. Pursuant to a registered public offering completed on May 7, 2001, together with the sale of overallotment option shares on May 10, 2001, the
Beneficiary sold 3,850,000 shares of RightCHOICE Common Stock and, as of the date hereof and prior to the Effective Time (as defined below) of the
RightCHOICE Merger (as defined below), owns 11,112,500 shares of RightCHOICE
Common Stock representing approximately 57% of the issued and outstanding shares of RightCHOICE Common Stock.

         C. Pursuant to the terms of that certain Agreement and Plan of Merger
(the "Merger Agreement") dated as of October 17, 2001 by and among the Company,
RWP Acquisition Corp. and New RightCHOICE, New RightCHOICE is, contemporaneous with the execution of this Agreement, merging with and into RWP Acquisition Corp
(the "RightCHOICE Merger"). As a result of such transaction, the Beneficiary is acquiring beneficial ownership of up to approximately 6,846,411 shares of common stock, par value $.01 per share, of the Company (the "WellPoint Common Stock").

         D. The Company is a licensee of the Blue Cross and Blue Shield
Association (the "BCBSA"), thereby enabling the Company to use the "Blue Cross"
and "Blue Shield" names and related rights (the "Marks").

         E. The Beneficiary wishes for its investment in the Company to be as valuable as possible for so long as such investment is maintained and believes that the Company's license to use the Marks will contribute substantially to the
Company's value and its future prospects.

         F. The BCBSA has conditioned the Company's license to continue to use the Marks upon the Company maintaining certain provisions set forth in this
Agreement and in its Certificate of Incorporation (as defined below) (the "Basic
Protections") which are intended by the BCBSA to enable the Company to remain independent of the Beneficiary and any other Person (as defined below) who may in the future acquire shares of Capital Stock (as defined below) in excess of the Ownership Limit (as defined below) applicable to such Person.

         G. The Beneficiary has agreed to be bound by the Basic Protections, including (i) a requirement that the Beneficiary deposit into the voting trust established by this Agreement (the "Voting Trust") all of the shares of Capital
Stock Beneficially Owned (as defined below) by the Beneficiary in excess of the
Voting Trust Ownership Limit (as defined below) and (ii) a requirement that the
Beneficiary reduce its Beneficial Ownership (as defined below) of each class of
Capital Stock to less than five percent (5.0%) of the issued and outstanding shares of each class of Capital Stock within one year following the Effective
Time.

                                    AGREEMENT

         In consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITION

         For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its subsidiaries or affiliates or any proposal or offer to acquire in any manner any equity interest in, or any portion of the assets of, the Company or any of its subsidiaries or affiliates.

         (b) "Agreement" has the meaning set forth in the Preamble hereof.

         (c) "Affiliate," as used with respect to the Beneficiary, has the meaning ascribed to such term in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended, and in effect on November 17, 1993, but shall be deemed to not include the Company and its subsidiaries.

         (d) "BCBSA" has the meaning set forth in Recital D hereof.

         (e) "Basic Protections" has the meaning set forth in Recital F hereof.

         (f) "Beneficial Ownership", "Beneficially Own" or "Beneficial Owner"
have the meaning set forth in Section 14 of Article VII of the Certificate of
Incorporation.

         (g) "Beneficiary" has the meaning set forth in the Preamble hereof.

         (h) "Board of Directors" means the Board of Directors of the Company.

         (i) "Bylaws" means the Bylaws of the Company as in effect at the time that reference is made thereto.

         (j) "Capital Stock" has the meaning set forth in Section 14 of Article
VII of the Certificate of Incorporation.

         (k) "Certificate of Incorporation" means the Certificate of
Incorporation of the Company as in effect at the time that reference is made thereto.

         (l) "Change of Control Proposal" means any agreement, plan or proposal involving any merger, consolidation or other business combination that, if consummated in accordance with its terms, would result in the holders of the voting Capital Stock of the Company immediately prior to such merger, consolidation or other business combination owning less than 50.1% of the outstanding voting securities of the resulting entity arising out of such merger, consolidation or other business combination. or the sale of all or substantially all of the assets of the Company.

         (m) "Company" has the meaning set forth in the Preamble hereof.

         (n) "Delinquent Shares" has the meaning set forth in Section 6.04 hereof.

         (o) "Divestiture Deadline" has the meaning set forth in Section 6.01 hereof.

         (p)  "Effective Time" has the meaning set forth in Section 1.3 of the
              Merger Agreement.

         (q) "Indemnified Party" has the meaning set forth in Section 7.06 hereof.

         (r) "Independent" means a person who, at any given time, (i) shall not be a Major Participant, (ii) shall not have been nominated to the Board of
Directors of the Company at the initiative of a Major Participant, (iii) shall not have announced a commitment to any proposal made by a Major Participant that has not been approved by an Independent Board Majority, and (iv) shall not have been determined by an Independent Board Majority to have been subject to any relationship, arrangement or circumstance (including any relationship with a
Major Participant) which, in the judgment of such Independent Board Majority, is reasonably possible or likely to interfere to an extent deemed unacceptable by such Independent Board Majority with his or her exercise of independent judgment as a director.

         (s) "Independent Board Majority" means a group of directors composed of
(i) a majority of all directors who qualify as Independent Directors at the time of such determination, and (ii) a majority of all directors at the time of such determination.

         (t) "Major Participant" means: (i) the Beneficiary or a Person who shall, in the judgment of an Independent Board Majority, succeed to the position held by the Beneficiary, (ii) a Person who, except as provided in the next sentence, Beneficially Owns Excess Shares (as defined in Section 2 of Article
VII of the Certificate of Incorporation), (iii) a Person that has filed proxy materials with the Securities and Exchange Commission supporting a candidate for election to the Board of Directors of the Company in opposition to candidates approved by an Independent Board Majority, (iv) a Person that has made a proposal, made a filing with the Securities and Exchange Commission or taken other actions in which such Person indicates that such Person may seek to become a Major Participant or which in the judgment of an Independent Board Majority indicates that it is reasonably possible or likely that such Person will seek to become a Major Participant, or (v) such Person is an affiliate or associate (as defined in Section 14 of Article VII of the Certificate of Incorporation) of a
Major Participant. Notwithstanding the foregoing, in the event that an
Independent Board Majority shall have approved an acquisition of outstanding
Capital Stock (as defined in Section 14 of Article VII of the Certificate of
Incorporation) of the Company, prior to the time such acquisition shall occur, which would otherwise render a Person a Major Participant and such Person (a)
shall not have made any subsequent acquisition of outstanding Capital Stock of the Company not approved by an Independent Board Majority and (b) shall not have subsequently taken any of the actions specified in the preceding sentence without the prior approval of an Independent Board Majority, then such Person shall not be deemed a Major Participant; provided that the Beneficiary shall always be deemed a Major Participant notwithstanding any approval of any acquisition of Capital Stock of the Corporation or any other development or fact of any kind. In the event there shall be any question as to whether a particular
Person is a Major Participant, the determination of an Independent Board
Majority shall be binding upon all parties concerned.

         (u) "Marks" has the meaning set forth in Recital D hereof.

         (v) "Merger Agreement" has the meaning set forth in Recital C hereof.

         (w) "Ownership Limit" has the meaning set forth in Section 14 of
Article VII of the Certificate of Incorporation, as amended by that certain
California Blue Cross License Addendum dated as of June 12, 1998 by and among the Company, the BCBSA and Blue Cross of California.

         (x) "Person" means any individual, firm, partnership, corporation
(including, without limitation, a business trust), limited liability company, trust, unincorporated association, joint stock company, joint venture or other entity, and shall include any successor (by merger or otherwise) of any such entity.

         (y) "Registration Rights Agreement" means that certain Registration
Rights Agreement, dated October 17, 2001, by and between the Company and the
Beneficiary.

         (z) "Reorganization Agreement" has the meaning set forth in Recital A hereof.

         (aa) "RightCHOICE Common Stock" has the meaning set forth in Recital A hereof.

         (bb)  "RightCHOICE Merger" has the meaning set forth in Recital C hereof.

         (cc) "Successor Trustee" has the meaning set forth in Section 7.04 hereof.

         (dd) "Trustee" has the meaning set forth in the Preamble hereof.

         (ee) "Voting Power" has the meaning set forth in Section 14 of Article
VII of the Certificate of Incorporation.

         (ff) "Voting Trust" has the meaning set forth in Recital G hereof.

         (gg) "Voting Trust Ownership Limit" means that number of shares of
Capital Stock one share lower than the number of shares of Capital Stock which would represent five percent (5.0%) of the Voting Power of all shares of Capital
Stock issued and outstanding at the time of determination.

         (hh)  "WellPoint Common Stock" has the meaning set forth in Recital C hereof.

                                   ARTICLE II
                                DEPOSIT OF STOCK

         Section 2.01 Delivery of Capital Stock. Beneficiary shall make such contributions to the Voting Trust of shares of Capital Stock that Beneficiary may Beneficially Own such that the number of shares of Capital Stock
Beneficially Owned by the Beneficiary outside of the Voting Trust shall never exceed the Voting Trust Ownership Limit. Beneficiary hereby covenants that it shall contribute to the Voting Trust certificates representing the shares of
WellPoint Common Stock required by the terms of this Agreement to be deposited into the Voting Trust immediately following completion of the RightCHOICE Merger and receipt of such certificates. Beneficiary currently expects that such certificates shall be available on or about February 4, 2002. Trustee hereby covenants that it shall provide to the BCBSA written acknowledgement of the receipt of shares of Capital Stock required to be deposited into the Voting
Trust by Beneficiary pursuant to the exchange provided under the Merger
Agreement promptly upon the receipt of the certificates representing such shares.

         Section 2.02 Certificate Book and Inspection of Agreement. The Trustee
shall keep at the address set forth in Section 9.04 hereof correct books of account of all the Trustee's business and transactions relating to the Voting
Trust, and a book setting forth the number of shares of Capital Stock held by the Voting Trust. A duplicate of this Agreement and any extension thereof shall be filed with the Secretary of the Company and shall be open to inspection by a stockholder upon the same terms as the record of stockholders of the Company is open to inspection.

                                   ARTICLE III
                     BENEFICIARY'S INTEREST IN CAPITAL STOCK

         Section 3.01 Retained Interest. Subject to the powers, duties and rights of the Company and the Trustee set forth herein and further subject to the terms of this Agreement, the Registration Rights Agreement, the Certificate
of Incorporation and the Bylaws, the Beneficiary shall retain the entire economic and beneficial ownership rights in all of the shares of Capital Stock held in the Voting Trust.

         Section 3.02 Withdrawal of Shares from Trust. The Beneficiary shall not be entitled to withdraw any shares of Capital Stock from the Voting Trust except to sell its entire Beneficial Ownership interest in such shares of Capital Stock withdrawn from the Voting Trust provided that (i) such shares of Capital Stock shall be registered in the name of the purchaser thereof before being withdrawn from the Voting Trust, (ii) such sale of shares of Capital Stock shall not be to an Affiliate of the Beneficiary, (iii) such sale of shares of Capital Stock shall not be made to any Person Beneficially Owning any shares of Capital Stock in excess of the Ownership Limit applicable to such Person, (iv) such sale of shares of Capital Stock shall not result in any Person Beneficially Owning any shares of Capital Stock in excess of the Ownership Limit applicable to such
Person, and (v) such sale of shares of Capital Stock shall otherwise be permitted pursuant to this Agreement, the Registration Rights Agreement, the
Certificate of Incorporation and the Bylaws. The Beneficiary shall not transfer any of its retained rights or interest in shares of Capital Stock held in the
Voting Trust. Any shares of Capital Stock withdrawn in accordance with this
Section 3.02 shall, upon withdrawal, cease to be subject to the terms and conditions of this Agreement.

                                   ARTICLE IV
                           TRUSTEE'S POWERS AND DUTIES

         Section 4.01 Limits on Trustee's Powers. The Trustee shall have only the powers set forth in this Agreement. It is expressly understood and agreed by the parties hereto that under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of this Agreement or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trustee under this Agreement, except as set forth in this Agreement.

         Section 4.02 Right to Vote. With respect to all shares of Capital Stock held in the Voting Trust, the Trustee shall have the exclusive and absolute right in respect of such shares of Capital Stock to vote, assent or consent such shares of Capital Stock at all times during the term of this Agreement, subject to Section 4.03 hereof, including, without limitation, the right to vote at any election of directors and in favor of or in opposition to any resolution, dissolution, liquidation, merger or consolidation of the Company, any sale of all or substantially all of the Company's assets, any issuance or authorization of securities, or any action of any character whatsoever which may be presented at any meeting or require the consent of the stockholders of the Company.

         Section 4.03 Voting on Particular Matters. In exercising the Trustee's powers and duties under this Agreement, the Trustee shall at all times vote, assent or consent all shares of Capital Stock held in the Voting Trust as follows:

         (a) if the matter concerned is the election of directors of the
Company, the Trustee shall vote, assent or consent the whole number of shares of
Capital Stock held by the Voting Trust in favor of each nominee to the Board of
Directors whose nomination has been approved by an Independent Board Majority and vote against any candidate for the Board of Directors for whom no competing candidate has been nominated or selected by an Independent Board Majority;

         (b) unless such action is initiated by or with the consent of an
Independent Board Majority, the Trustee shall (i) vote against removal of any director of the Company, (ii) vote against any alteration, amendment, change or addition to or repeal of the Bylaws or Certificate of Incorporation, (iii) not
nominate any candidate to fill any vacancy on the Board of Directors, (iv) not call any special meeting of the stockholders of the Company, and (v) not take any action by voting shares of Capital Stock held by the Voting Trust that would be inconsistent with or would have the effect, directly or indirectly, of defeating or subverting the voting requirements contained in Section 4.03(a)
hereof or this Section 4.03(b);

         (c) to the extent not covered by Section 4.03(a) or Section 4.03(b)
hereof, on any action, proposal or resolution requiring prior approval of the
Board of Directors as a prerequisite to become effective, the Trustee shall vote in accordance with the recommendation of the Board of Directors, provided, however, that on any Change of Control Proposal approved by the Board of
Directors and submitted by the Board of Directors to the stockholders of the
Company for a vote thereon, the Trustee shall vote on such Change of Control
Proposal as directed by the Beneficiary; and

         (d) to the extent not covered by Section 4.03(a) or Section 4.03(b)
hereof, on any action, proposal or resolution not requiring prior approval of the Board of Directors as a prerequisite to become effective, the Trustee shall vote in accordance with the recommendation of the Board of Directors.

         Section 4.04 Presence at Meetings. The Trustee shall ensure, with respect to the shares of Capital Stock held in the Voting Trust hereunder, that such shares of Capital Stock are counted as being present for the purposes of any quorum required for stockholder action of the Company and to vote, assent or consent as set forth in this Article IV so long as the Trustee has reasonable notice of the time to vote, assent or consent (and the Trustee shall be deemed to have reasonable notice if it shall receive notice within the time periods under the applicable provisions of the Delaware General Corporation Law).

         Section 4.05 Sales. The Trustee shall have no authority to sell any of the shares of Capital Stock deposited pursuant to the provisions of this
Agreement, unless expressly permitted pursuant to the terms hereof. Upon the sale of shares of Capital Stock in accordance with the

terms hereof, the Trustee shall deliver or cause to be delivered certificates representing such shares of Capital Stock to the Person entitled thereto.

         Section 4.06 Contrary Instructions. The Trustee shall have no obligation whatsoever to follow any instruction of the Beneficiary if such instruction is contrary to the terms of this Agreement, unless such contrary instruction shall be agreed to in writing by the Beneficiary and the Company.

         Section 4.07 Execution by Trustee. The Trustee shall execute all documents as follows:

     "By: Wilmington Trust Company, not in its individual capacity, but solely as Trustee By: ___________________________."

                                   ARTICLE V
                                   STANDSTILL

         Section 5.01 Acquisition of Capital Stock. Throughout the term of this
Agreement, the Beneficiary shall not, directly or indirectly, (i) individually, or as part of a group, acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of any shares of Capital
Stock, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) Beneficial Ownership of any shares of Capital
Stock (except by reason of stock dividends, stock splits, spinoffs, mergers, recapitalizations, combinations, conversions, exchanges of shares, or the like), or (ii) enter into any agreement, arrangement or understanding, other than for the sale of shares of Capital Stock in accordance with Section 3.02 hereof and the Registration Rights Agreement, with any Person, other than the Company, that would have the effect of increasing such Person's or the Beneficiary's
Beneficial Ownership in any shares of Capital Stock.

         Section 5.02 Sale of Capital Stock. Notwithstanding anything in this
Agreement to the contrary, the Beneficiary shall not sell or otherwise dispose of any shares of Capital Stock to any Person, whether in a private placement, pursuant to a registered offering of securities or otherwise, if (i) such Person
Beneficially Owns an amount of Capital Stock in excess of the Ownership Limit applicable to such Person, or (ii) the effect of such sale or other disposition would be to cause such Person to Beneficially Own an amount of Capital Stock which would exceed the Ownership Limit applicable to such Person.

         Section 5.03 Nomination of Directors. The Beneficiary shall not itself, nor shall it initiate, suggest or otherwise encourage the Board of Directors or any other Person to, (i) nominate any individual as a candidate for election to the Board of Directors, or (ii) appoint any individual to fill any vacancy on the Board of Directors. The Beneficiary shall not support, endorse or otherwise encourage the election of any candidate for election to the Board of Directors other than a candidate or candidates nominated by an Independent Board Majority.

         Section 5.04 Acquisition Proposals. The Beneficiary shall not solicit or encourage inquiries or proposals with respect to, or provide any confidential information to, or have any discussions, meetings or other communications with, any Person relating to an Acquisition Proposal or a Change of Control Proposal,
provided, however, that the Beneficiary may have discussions with the counter-party to any Change of Control Proposal after such Change of Control
Proposal shall have been approved by the Board of Directors and submitted to the stockholders of the Company for a vote thereon, and provided further, however, that the Beneficiary may have discussions with any Person concerning the sale or disposal of shares of Capital Stock Beneficially Owned by the Beneficiary in
accordance with Section 3.02 hereof and the Registration Rights Agreement.

         Section 5.05 Contacts. Subject to Section 5.04 hereof, the Beneficiary shall not meet or otherwise communicate with any Person that is seeking to acquire shares of Capital Stock in excess of the Ownership Limit applicable to such Person to the extent that such meeting or other communication relates to such acquisition of shares of Capital Stock or Acquisition Proposal. The
Beneficiary shall promptly advise the Company in writing if the Beneficiary or any of its representatives shall have received a communication, contact or inquiry relating to an Acquisition Proposal and shall promptly advise the
Company of all information available to the Beneficiary concerning such communication, contact or inquiry relevant to such Acquisition Proposal.

         Section 5.06 Litigation. The Beneficiary shall not join as a party in any litigation, suit or cause of action that alleges (i) that any of the Basic
Protections or any provisions of the Certificate of Incorporation or Bylaws are not enforceable in accordance with their terms, (ii) that the Board of Directors should not enforce the Basic Protections or provisions of the Certificate of
Incorporation or Bylaws in any particular case or circumstance, or (iii) that the Board of Directors should approve, adopt, disapprove or abandon any particular Acquisition Proposal or Change of Control Proposal; provided, however, that nothing in this Section 5.06 shall prevent the Beneficiary from joining as a party in any litigation, suit or cause of action that alleges that the Board of Directors should solicit Acquisition Proposals or Change of Control
Proposals, or initiate a bidding process seeking proposals to acquire all of the outstanding stock of the Company.

                                   ARTICLE VI
                   AGREEMENT TO DIVEST SHARES OF CAPITAL STOCK

         Section 6.01 Sale of Beneficiary's Capital Stock within One Year. The
Beneficiary hereby covenants and agrees that it shall sell, convey, or otherwise dispose of shares of Capital Stock (so that the Beneficiary is no longer a
Beneficial Owner of such shares of Capital Stock) so that the Beneficiary
Beneficially Owns less than five percent (5.0%) of the issued and outstanding shares of each class of Capital Stock on or prior to the one year anniversary of the Effective Time (the "Divestiture Deadline"). Any such disposition shall comply with the terms of this Agreement, the Registration Rights Agreement, the
Certificate of Incorporation and the Bylaws.

         Section 6.02 Extension of Divestiture Deadline Sought by Beneficiary.
Notwithstanding Section 6.01 hereof, the Company shall extend the Divestiture
Deadline, if (i) the Beneficiary makes a good faith and reasonable determination
(and provides the reasons therefor) that compliance with Section 6.01 would have a material adverse affect on the Beneficiary, (ii) the Beneficiary advises the
Company of such determination (and provides the reasons therefor) and makes a reasonable request for an extension of the Divestiture Deadline, and (iii) the
Company receives written confirmation from the BCBSA that the extension of the
Divestiture Deadline requested by the Beneficiary would not cause a violation of the license agreements governing the Company's use of the Marks. The Company shall not oppose the Beneficiary's request for an extension of the Divestiture
Deadline and shall take reasonable steps, as reasonably requested by the
Beneficiary, to assist the Beneficiary in its efforts to obtain an extension of the Divestiture Deadline; provided that the Company shall have no obligation to, among other things, incur any fees or expenses for its own account in connection with such assistance. The Beneficiary acknowledges that, notwithstanding the scope or degree of assistance provided by the Company, the BCBSA shall have the sole and absolute authority and discretion to determine whether to consent to an extension of the Divestiture Deadline but shall have no obligation to grant such consent, and that in no event shall the Company have any liability to the
Beneficiary or any other Person in the event that the BCBSA shall determine to deny any such extension request.

         Section 6.03 Extension of Divestiture Deadline Sought by Company.
Notwithstanding Section 6.01, the Company shall extend the Divestiture Deadline if (i) the Company makes a good faith determination that compliance with Section
6.01 hereof would have an adverse affect on the Company, or any of its stockholders other than the Beneficiary, including the determination by the
Company that the Beneficiary suspend sale under any effective registration statement pursuant to Section 2.1 of the Registration Rights Agreement, and (ii)
the Company receives written confirmation from BCBSA that the extension of the
Divestiture Deadline requested by the Company would not cause a violation of the license agreement governing the Company's use of the Marks. The Beneficiary and
the Company acknowledge that the BCBSA shall have the sole and absolute authority and discretion to determine whether to consent to an extension of the
Divestiture Deadline, but shall have no obligation to grant such consent, and that in no event shall the Company have any liability to the Beneficiary or any other Person in the event that the BCBSA shall determine to deny any such extension request.

         Section 6.04 Failure to Meet Divestiture Deadline. In the event that the Beneficiary shall fail to meet the Divestiture Deadline, and an extension thereof shall not have been granted pursuant to Section 6.02 or Section 6.03 hereof, or shall fail to meet any extended Divestiture Deadline that may have been granted pursuant to Section 6.02 or Section 6.03 hereof, then the Company shall arrange for the sale of the shares not divested (the "Delinquent Shares")
in a manner and at such time or times as shall be commercially reasonable under the circumstances (giving effect to, among other things, market conditions and related matters) and, subject to the foregoing, the Company shall have no liability to the Beneficiary or any other Person on the grounds that the Company failed to take actions which could have produced higher proceeds for the sale of the Delinquent Shares. In such case, the Beneficiary shall promptly take all action reasonably requested by the Company in order to facilitate the sale of the Delinquent Shares, and

                                       10

the Company shall be entitled to receive customary representations and warranties from the Beneficiary regarding the Delinquent Shares (including representations regarding good title to such shares, free and clear of all liens, claims, security interests and other encumbrances). Until sold, the
Delinquent Shares shall be voted by the Trustee in the manner required by
Section 4.03 of this Agreement, provided however, that on any Change of Control
Proposal approved by the Board of Directors and submitted by the Board of
Directors to the stockholders of the Company for a vote thereon, the Trustee shall vote the Delinquent Shares in the exact proportion as all shares of
Capital Stock not held in the Voting Trust shall have been voted upon such
Change of Control Proposal. Upon the sale of the Delinquent Shares, the Trustee shall deliver the shares to the purchaser thereof as directed by the Company, and all proceeds from such sale, less all expenses incurred by the Company, shall be distributed to the Beneficiary as soon as practicable.

                                   ARTICLE VII
                           DIVIDENDS AND DISTRIBUTIONS

         Section 7.01 Cash. The Beneficiary shall be entitled to receive payments equal to the amount of cash dividends, if any, collected or received by the Trustee or its successor upon the number of shares of Capital Stock held in the Voting Trust, subject to deduction in respect of expenses, charges or fees pursuant to Section 7.02 or 7.03 hereof. The Trustee and the Company shall arrange for the direct payment by the Company of all or a portion (as provided in the preceding sentence) of such cash dividends to the Beneficiary.

         Section 7.02 Stock. In the event that the Trustee shall receive, as a dividend or other distribution upon any shares of Capital Stock held by the
Trustee under this Agreement, any shares of stock or securities convertible into stock of the Company, the Trustee shall hold the same and said shares shall be subject to all of the terms and conditions of this Agreement to the same extent as if originally deposited hereunder.

         Section 7.03 Other Distributions. In the event that, at any time during the term of this Agreement, the Trustee shall receive or collect any monies through a distribution by the Company to its stockholders, other than in payment of cash dividends, or shall receive any property (other than shares of Capital
Stock or securities convertible into Capital Stock) through a distribution by the Company to its stockholders, the Trustee shall distribute the same to the
Beneficiary, subject to deduction in respect of expenses, charges or fees pursuant to Section 7.02 or 7.03 hereof.

                                  ARTICLE VIII
                                   THE TRUSTEE

         Section 8.01 Use of Proxies. The Trustee may vote, assent or consent with respect to all shares of Capital Stock held in the Voting Trust in person or by such person or persons as it may

                                       11

from time to time select as its proxy, provided that the Trustee shall at all times do so in conformity with the provisions of Section 4.03 hereof.

         Section 8.02 Expenses. The Trustee is expressly authorized to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys and counsel, and to incur and pay such other charges and expenses as the Trustee may deem reasonably necessary and proper for administering this
Agreement. The Beneficiary and the Company shall reimburse the Trustee equally for any such expense and charges, and any such expenses or charges may be deducted from the cash dividends or other monies received by the Trustee on the shares of Capital Stock deposited hereunder, to the extent unreimbursed by the
Beneficiary.

         Section 8.03 Compensation. The Beneficiary and the Company shall compensate the Trustee equally for its services as Trustee hereunder as provided in the Trustees' fee schedule, attached hereto as Exhibit A, and any such fees may be deducted from the cash dividends or other monies received by Trustee on the shares of Capital Stock deposited in the Voting Trust, to the extent otherwise unpaid by the Beneficiary.

         Section 8.04 Successor Trustee. The Trustee may resign after giving thirty (30) days' advance written notice of its resignation to the Company and the Beneficiary, provided that such resignation shall not become effective until a reasonably competent alternate (the "Successor Trustee") shall have become bound by this Agreement. The Company may in addition terminate the Trustee after giving thirty (30) days' advance written notice thereof to the Trustee, provided that such termination of the Trustee shall not become effective until a
Successor Trustee shall have become bound by this Agreement. If the Trustee shall resign or be so terminated by the Company, the Trustee shall be replaced by a Successor Trustee. The Successor Trustee shall be designated by the
Company. The Successor Trustee shall enjoy all the rights, powers, interests and immunities of the Trustee originally designated and shall agree in writing to be bound by this Agreement.

         Section 8.05 Qualifications of Trustee. Throughout the term of the
Voting Trust, the Trustee or Successor Trustee, as the case may be, must satisfy each of the following qualifications: (i) the Trustee or Successor Trustee, as the case may be, must be an institution duly authorized to act as such a Trustee or Successor Trustee under the laws of the State of Delaware; (ii) the Trustee or Successor Trustee, as the case may be, must, either on an individual basis or on a consolidated basis together with its subsidiaries and affiliates, have minimum stockholders' equity of $500,000,000; (iii) the Trustee or Successor
Trustee, as the case may be, must not own for its own account more than one percent (1%) of the issued and outstanding securities of either the Company or the Beneficiary; and (iv) no director or officer of the Trustee or any Successor
Trustee, as the case may be, may serve as a director or officer of the Company or the Beneficiary (and no director or officer of the Company or the Beneficiary shall serve as a director or officer of the Trustee or Successor Trustee, as the case may be). In the event that the Trustee or Successor Trustee, as the case may be, shall fail to meet any of the conditions set forth in this Section 7.05, the Company shall replace the Trustee or the Successor Trustee, as the case may be, as provided in Section 7.04 hereof.

                                       12

         Section 8.06 Trustee's Liability. The Trustee shall not be liable for any act or omission undertaken in connection with its powers and duties under this Agreement, except for any willful misconduct or gross negligence by
Trustee. No Successor Trustee shall be liable for actions or omissions of the
Trustee or any other Successor Trustee. The Trustee shall not be liable in acting on any notice, request, consent, certificate, instruction, or other paper or document or signature reasonably believed by it to be genuine and to have been signed by the proper party. The Trustee may consult with legal counsel
(reasonably competent for the purpose) and any act or omission undertaken by it in good faith in accordance with the opinion of such legal counsel shall not result in any liabilities of the Trustee. The Beneficiary covenants and agrees to indemnify and hold harmless the Trustee and its affiliates, directors, officers, employees, agents and advisors (each an "Indemnified Party"), without duplication, from and against any and all claims, damages, losses, liability, obligations, actions, suits, costs, disbursements and expenses (including without limitation reasonable fees and expenses of counsel) incurred by any
Indemnified Party, in any way relating to or arising out of or in connection with or by reason of the preparation for a defense of any investigation, litigation or proceeding arising out of this Agreement or the shares of Capital
Stock held pursuant to this Agreement, the administration of this Agreement or the action or inaction of the Trustee hereunder; except to the extent such claim, damage, loss, liability, obligation, action, suit, cost, disbursement or expense results from such Indemnified Parties' gross negligence or willful misconduct. The indemnity set forth in this Section 7.06 shall be in addition to any other obligation or liabilities of the Beneficiary hereunder or at common law or otherwise and shall survive the termination of this Agreement.

                                   ARTICLE IX
                                   TERMINATION

         Section 9.01 Termination. This Agreement shall terminate upon the joint written notice by the Beneficiary and the Company to the Trustee that the
Beneficiary Beneficially Owns less than five percent (5.0%) of the issued and outstanding shares of Common Stock and less than five percent (5.0%) of the issued and outstanding shares of every other class of Capital Stock. Otherwise, the Voting Trust is hereby expressly declared to be and shall be irrevocable.

         Section 9.02 Delivery of Stock Certificate(s). As soon as practicable after the termination of this Agreement, the Trustee shall deliver to the
Beneficiary stock certificate(s), with the appropriate legend as provided in the
Certificate of Incorporation, representing the number of shares of Capital Stock
Beneficially Owned by the Beneficiary at the date of termination, if any, held by the Voting Trust and upon payment by the Beneficiary of any and all taxes and other expenses relating to the transfer or delivery of such certificates.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.01 Company Representations. The Company hereby represents and warrants to the Beneficiary and the Trustee that (a) the Company is a corporation duly organized, validly

                                       13

existing and in good standing under the laws of the State of Delaware, (b) the
Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, (c) the Company has authorized the execution, delivery and performance of its obligations under this Agreement by all necessary corporate action, (d) the Company has duly executed and delivered this Agreement, (e) the execution, delivery and performance of this Agreement by the Company does not and will not violate the terms of its organizational documents or any material agreement by which it is bound, and (f) as of the effective date of this Agreement, the Company is not in breach of its obligations hereunder.

         Section 10.02 Beneficiary Representations. The Beneficiary hereby represents and warrants to the Company and the Trustee that (a) the Beneficiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, (b) the Beneficiary has the corporate power and authority to execute, deliver and perform its obligations under this Agreement,
(c) the Beneficiary has authorized the execution, delivery and performance of its obligations under this Agreement by all necessary corporate action, (d) the
Beneficiary has duly executed and delivered this Agreement, (e) the execution, delivery and performance of this Agreement by the Beneficiary does not and will not violate the terms of its organizational documents or any material agreement by which it is bound, (f) as of the effective date of this Agreement, the
Beneficiary is not in breach of its obligations hereunder, (g) as of the effective date of this Agreement, the Beneficiary is the Beneficial Owner of up
to approximately 6,846,411 shares of WellPoint Common Stock, and (h) the
Beneficiary does not Beneficially Own any shares of Capital Stock other than such shares of WellPoint Common Stock.

         Section 10.03 Trustee Representations. The Trustee hereby represents and warrants to the Company and the Beneficiary that (a) the Trustee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) the Trustee has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, (c) the
Trustee has authorized the execution, delivery and performance of its obligations under this Agreement by all necessary corporate action, (d) the
Trustee has duly executed and delivered this Agreement, (e) the execution, delivery and performance of this Agreement by the Trustee does not and will not violate the terms of its organizational documents or any material agreement by which it is bound, and (f) as of the effective date of this Agreement, the
Trustee is not in breach of its obligations hereunder.

         Section 10.04 Merger, Consolidation, Sale of Assets. If the Company
shall merge into or consolidate with another corporation or corporations, or if all or substantially all of the assets of the Company are transferred to another corporation, the shares of which are issued to stockholders of the Company in connection with such merger, consolidation or transfer, then the terms
"WellPoint Health Networks Inc." or the "Company" shall be construed, so long as the Marks continue to be licensed by such entity from BCBSA, to include such successor corporation, and the Trustee shall receive and hold under this
Agreement any shares of such successor corporation received by it on account of its ownership as Trustee of shares of Capital Stock held by it hereunder prior to such merger, consolidation or transfer.

                                       14

         Section 10.05 Successors. This Agreement shall bind and inure to the benefit of the Trustee and each and all of its respective heirs, executors, administrators, successors and assigns. Notwithstanding any provision of this
Agreement, the provisions of this Agreement shall not be binding on any transferee or purchaser from the Beneficiary (other than a Person who is an
Affiliate of the Beneficiary and except that any and all shares of Capital Stock sold in violation of this Agreement, the Registration Rights Agreement, the
Certificate of Incorporation or the Bylaws shall remain subject to this
Agreement). In case at any time the Trustee shall resign and no Successor
Trustee shall have been appointed within thirty (30) days after notice of such resignation has been filed and mailed as required by Section 7.04 hereof, the resigning Trustee may forthwith apply to a court of competent jurisdiction for the appointment of a Successor Trustee. Such court may thereupon, after such notice, if any, as it may deem proper and appropriate, appoint a Successor
Trustee.

         Section 10.06 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given or made: (i) when delivered in person; (ii) three (3) days after deposited in the United States mail, first class postage prepaid; (iii) in the case of telegraph or overnight courier services, one (1) business day after delivery to the telegraph company or overnight courier service with payment provided; or (iv) in the case of telex or telecopy or fax, when sent, verification received; in each case addressed as follows:

         if to the Company:

         Leonard D. Schaeffer
         Chairman and Chief Executive Officer
         WellPoint Health Networks Inc.
         1 WellPoint Way
         Thousand Oaks, CA 91362
         Fax: (805) 557-6100

         with a copy to:

         Thomas C. Geiser
         EVP, General Counsel & Secretary
         WellPoint Health Networks Inc.
         Regulatory Affairs Division
         1 WellPoint Way
         Thousand Oaks, CA  91362
         Fax: (805) 557-6820

                                       15

         if to the Beneficiary:

         Chairperson
         The Missouri Foundation for Health
         Metropolitan Square
         211 N. Broadway, 22nd Floor
         St. Louis, MO 63102
         Fax: (314) 655-7601

         with a copy to:

         John R. Short
         Blackwell Sanders Peper Martin LLP
         720 Olive Street, Suite 2400
         St. Louis, MO 63101
         Fax: (314)345-6060

         if to the Trustee:

         Wilmington Trust Company
         1100 North Market Street
         Rodney Square North
         Wilmington DE 19890-0001
         Attn: Joseph B. Feil
         302/636-6466 Phone
         302/636-4140 Fax
         jfeil@wilmingtontrust.com email

         with a copy to:

         Glenn C. Kenton, Esquire
         Richards, Layton & Finger PA
         One Rodney Square, 2nd Floor
         Wilmington, DE  19801
         Ph: 302-651-7726
         Fax: 302-651-7701
         E-mail:  Kenton@RLF.Com

         Section 10.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.

         Section 10.08 Attorneys' Fees. In the event of any suit or other proceeding between the Company and the Beneficiary with respect to any of the transactions contemplated hereby or the subject matter hereof, the prevailing party shall, in addition to such other relief as the court may

                                       16

award, be entitled to recover reasonable attorneys' fees, expenses and costs of investigation, all as actually incurred, including, without limitation, attorneys' fees, costs and expenses of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under Chapters 7, 11 and 13 of the United States Bankruptcy
Code or any successor thereto.

         Section 10.09 Fair Construction. This Agreement is the product of negotiation and shall be deemed to have been drafted by all of the parties. It shall be construed in accordance with the fair meaning of its terms and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any particular party.

         Section 10.10 Entire Agreement. This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof, and may not be amended, altered or modified except by a writing signed by the parties hereto. This Agreement supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, all of which are specifically integrated into this Agreement. No party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth herein; and the parties hereto further acknowledge and agree that in entering into this
Agreement they have not in any way relied and will not rely in any way on any of the foregoing not specifically set forth herein.

         Section 10.11 Counterparts. This Agreement may be executed in two (2)
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

         Section 10.12 Injunctive Relief. Each party acknowledges and agrees that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would be insufficient to remedy the harm caused thereby. Therefore, each party shall be entitled to injunctive relief to prevent breaches of and to compel performance under this Agreement in any court of competent jurisdiction, such remedy being in addition to any other remedy to which such party may be entitled at law or in equity.

                        [signatures appear on next page]

                                       17

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                   WELLPOINT HEALTH NETWORKS INC.,
                                   a Delaware corporation

                                   By: ___________________________________
                                        Name:  _____________________________
                                        Title:  ______________________________

                                   THE MISSOURI FOUNDATION FOR HEALTH,
                                   a Missouri corporation

                                   By: ___________________________________
                                        Name:  _____________________________
                                        Title:  ______________________________

                                   WILMINGTON TRUST COMPANY

                                   By: ___________________________________
                                        Name:  _____________________________
                                        Title:  ______________________________

                                       18

                                   EXHIBIT A
                              Trustee Fee Schedule